Exhibit 99.1
For Release January 29, 2007—1:30 p.m. PST
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON, ANNOUNCES RECORD FISCAL YEAR-END AND
FOURTH QUARTER RESULTS FOR EARNINGS AND TOTAL ASSETS
Spokane, Washington, January 29, 2007 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, announced earnings of $73.9 million, or $2.01 per diluted share, for the year ended December 31, 2006. This represents an increase of earnings of $12.7 million or 21 percent growth over the prior year. The increase year-over-year resulted from strong internal growth in net interest income and non-interest income, as well as growth from acquisitions.
Sterling reported core earnings of $74.4 million, or $2.02 per diluted share, for the year ended December 31, 2006, compared to core earnings of $60.8 million, or $1.74 per diluted share, for 2005. Core earnings per share excludes any net securities gains or losses, merger and acquisition costs and a charge for costs related to early prepayment of debt, net of related income taxes. Earnings for the quarter ended December 31, 2006, were $22.3 million, or $0.57 per diluted share, compared with fourth quarter 2005 results of $15.4 million, or $0.44 per diluted share.
2006 HIGHLIGHTS
•	Net income increased by 21 percent to a record $73.9 million.

•	Total assets increased 30 percent year-over-year to a record $9.83 billion. Sterling’s organic growth represented 10 percent of total asset growth.

•	Loan originations of nearly $5.0 billion reflect an increase of 28 percent over 2005.

•	Total loans receivable increased to a record $7.02 billion, a 44 percent increase over 2005. Sterling’s organic growth represented 21 percent of total loan growth.

•	Total deposits increased to a record $6.75 billion, a 40 percent increase over 2005. Sterling’s organic growth represented 18 percent of total deposit growth.

•	Net interest income increased to $263.9 million, a 22 percent increase over 2005.

•	The number of transaction accounts increased to over 185,000, a 21 percent increase over 2005.

•	Asset quality remains solid and slightly stronger than regional peer averages.

FOURTH QUARTER HIGHLIGHTS
•	Sterling delivered sequential quarterly growth in earnings and earnings per diluted share throughout 2006 with earnings of $22.3 million, or $0.57 per diluted share, for the quarter ending December 31, 2006.

•	Loan originations of $1.46 billion reflected an increase of 22 percent over the fourth quarter of 2005.

•	Net interest income increased to $73.9 million, a 30 percent increase over the fourth quarter of 2005.

•	Fees and services charges income increased to $11.8 million, a 20 percent increase over fourth quarter of 2005.

•	Mortgage banking operation income increased to $9.6 million from $3.5 million over the fourth quarter of 2005.

•	Sterling completed the acquisition of FirstBank NW Corp. and its wholly owned bank subsidiary, FirstBank Northwest (“FirstBank”).
Harold B. Gilkey, chairman and chief executive officer stated, “2006 was a significant year for Sterling. The acquisitions of Golf Savings Bank and FirstBank in the Pacific Northwest, as well as certain assets of Mason-McDuffie Financial Corp. in northern California, have complemented the significant internal growth of our core business. Our basic operations have continued to excel, and the integration of these three acquisitions has gone well, setting the stage for continued strong financial performance in the future. We are pleased Sterling improved several key financial metrics during the year, including its net interest margin, return on average assets and return on average equity.”
Mr. Gilkey continued, “We are also pleased with our strategic move into California, including the pending acquisition of Northern Empire Bancshares and its subsidiary, Sonoma National Bank. We expect to complete this acquisition at the end of February 2007, increasing Sterling’s total assets by approximately $1.4 billion. We anticipate that the acquisition of Sonoma National Bank will increase Sterling’s footprint by 13 branches in four counties in the northern California area.”
The pending acquisition of Northern Empire Bancshares is subject to Sterling and Northern Empire shareholder approval, regulatory approval, and satisfaction of other customary closing conditions.
OPERATING RESULTS
Net Interest Income
Sterling reported net interest income of $263.9 million for the year ended December 31, 2006, a 22 percent increase over $216.5 million for 2005. This increase was primarily driven by a 21 percent, or $1.39 billion, increase in average earning assets. The increase in average earning assets reflected an increase in average loan balances of approximately $1.41 billion year-over-year, primarily due to internal originations of construction and commercial loans.

Despite a year in which prevailing short-term interest rates were rising, Sterling’s net interest margin for the year increased to 3.30 percent in 2006 from 3.28 percent in 2005. The two basis point increase resulted from average interest-earning assets increasing more rapidly than average interest-bearing liabilities. This volume factor, predominantly influenced by mortgage and commercial loans, more than offset the increase in funding cost relative to the yield on interest-earning assets.
In the fourth quarter of 2006, Sterling reported net interest income of $73.9 million, a 30 percent increase over $56.8 million for the fourth quarter of 2005. Net interest margin of 3.35 percent for the fourth quarter of 2006 increased by three basis points from the fourth quarter of 2005. This resulted from the increased volume of interest earning assets, which more than offset the decrease in yield on interest-earning assets relative to funding costs. The increased volume factor was primarily the result of construction loan originations quarter-over-quarter.
Non-Interest Income
Total non-interest income was $69.3 million for the year ended December 31, 2006, a 16 percent increase from $59.6 million in 2005. The increase in 2006 was primarily due to increased fees and service charge income and mortgage banking operations. The increase in fees and service charge income resulted from the continued success of Sterling’s Balance Shield program, cash management, CheckCard services, merchant services and business banking fees. Despite a competitive deposit environment, the total number of transaction accounts during 2006 grew to over 185,000, an increase of 32,000 transaction accounts, or 21 percent, over 2005.
Mortgage banking operations income increased to $20.2 million in 2006, an increase of 13 percent from $17.9 million in 2005. The year-over-year increase resulted from increased brokered loan fee income and increased loan originations and sales of these loans into the secondary market following the acquisition of Golf Savings Bank. Brokered loan fee income increased to $7.8 million in 2006 from $6.0 million in 2005, an increase of 29 percent. In 2006, total residential mortgage loan originations were $830.6 million with sales into the secondary market of $655.6 million compared to originations of $461.4 million and sales of $583.2 million in 2005.
Total non-interest income was $22.8 million for the three months ended December 31, 2006, compared to $16.2 million for the same period one year ago. The increase quarter-over-quarter of 41 percent was primarily due to income from mortgage banking operations and fees and service charges.
Non-Interest Expenses
Non-interest expenses were $206.4 million for 2006, compared to $170.3 million for the 2005, an increase of 21 percent. The increase was primarily due to increased personnel and occupancy expenses resulting from the acquisitions of Golf Savings Bank and FirstBank and from the addition of 11 de novo branches during 2005 and 2006. In addition, as planned, production and support personnel staff increased to service Sterling’s growing footprint in the western region. Employees as full-time equivalents increased to 2,405 in 2006 from 1,789 in 2005.
Non-interest expenses increased to $59.8 million for the three-months ended December 31, 2006, an increase of 29 percent compared to $46.4 million for the fourth quarter of 2005. As with the year-over-year increase, the increase quarter-over-quarter was primarily due to increased personnel and occupancy expenses.
Performance Ratios
The following performance ratios improved from 2005 to 2006 as a result of Sterling’s ability to achieve higher net income relative to average tangible equity, average total equity and average assets.
•	Return on average tangible equity was 17.7 percent for 2006, compared to 16.9 percent in 2005.

•	Return on average equity was 13.0 percent for 2006, compared to 12.4 percent in 2005.

•	Return on average assets was 0.88 percent for 2006, compared to 0.87 percent for 2005.
Mr. Gilkey stated, ''Sterling’s core efficiency ratio of 61.7 percent indicates that the cost savings attributable to the recent acquisitions have yet to be fully realized. We expect improvements throughout 2007, following the completion of systems and operations integration.’’
Lending
As of December 31, 2006, Sterling’s loans receivable increased to a record $7.02 billion, compared to $4.89 billion at the end of 2005, a 44 percent increase. Approximately half of this $2.13 billion increase year-over-year resulted from organic growth, with the largest segment being construction lending. The remaining growth resulted from the acquisition of Golf Savings Bank and FirstBank.
Sterling’s total loan originations increased 28 percent to nearly $5.0 billion for the year ended December 31, 2006, compared to $3.88 billion in 2005. The increase was primarily the result of a strategic focus on growing lending, specifically in construction and commercial lending.
Credit Quality
Credit quality remains strong with total nonperforming assets at $11.2 million, or 0.11 percent of total assets, as of December 31, 2006, compared to $8.4 million, or 0.11 percent of total assets, as of December 31, 2005.
The annualized level of net charge-offs to average loans was 0.06 percent for the year ended December 31, 2006, a decrease from 0.24 percent for 2005. The improvement year-over-year is the result of stable asset quality combined with growth in the portfolio.
Sterling’s provision for loan losses was $4.7 million for the three months ended December 31, 2006, unchanged from the fourth quarter of 2005. At December 31, 2006, the loan loss allowance totaled $83.7 million, or 1.18 percent of total loans. This compares to an allowance of $55.5 million, or 1.12 percent of total loans at December 31, 2005. Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix and risk of loan products.
Balance Sheet and Capital Management
As of December 31, 2006, Sterling’s total assets were a record $9.83 billion, compared to total assets of $7.56 billion at December 31, 2005, reflecting the increase in internally generated loan balances and the completion of the Golf Savings Bank and FirstBank acquisitions.
Sterling’s tangible shareholder equity to tangible assets increased to 5.31 percent in 2006, compared to 5.07 percent in 2005, and risk-based capital ratios continued to exceed the “well-capitalized” requirements.
As of December 31, 2006, Sterling’s book value per share was $18.63, compared to $14.54 as of December 31, 2005. This increase in book value reflects the retention of earnings and the capital infusion from recent acquisitions during 2006.
During 2006, Sterling completed the issuance of an aggregate of $105 million of floating rate trust preferred securities through two subsidiaries, Sterling Capital Statutory Trusts VII and VIII. These securities are floating rate securities, adjusted quarterly at the 90-day LIBOR plus a spread of 1.52 percent and 1.63 percent, respectively, and will mature in 30 years. The proceeds from these transactions were mainly invested in Sterling’s banking subsidiaries as qualifying capital, with Sterling Savings Bank receiving $80.6 million and Golf Savings Bank receiving $1.5 million. The remaining balance of $22.9 million of proceeds is expected to be used for general corporate operating purposes.
Goodwill Litigation
There has been no change in the status of Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”). The Court of Federal Claims granted has set a trial date of June 25, 2007, to determine what amount, if any, the U.S. Government must pay in damages for its breach of the contracts for the acquisition of two thrifts, Lewis Federal Savings & Loan and Tri-Cities Savings & Loan. The ultimate outcome of the Goodwill Litigation cannot be predicted with certainty and the U.S. Government will likely appeal any award of damages in favor of Sterling. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Outlook
Mr. Gilkey concluded, “The environment that Sterling operates in continues to provide significant opportunities despite the slowing national economy and the current flat to inverted yield curve prevailing in the marketplace. We are continuing to pursue an aggressive growth strategy of capturing new markets concurrent with increasing current market share within our existing footprint. We anticipate that our community bank and our other subsidiaries will continue to achieve strong growth in loan origination and deposit gathering capabilities. I am very pleased with our strong organic growth and the expansion of our Hometown Helpful ® relationship banking. I believe Sterling is positioned well for the future, and I invite you to listen to our conference call for additional details on Sterling’s 2006 annual and fourth quarter results.”
Fourth Quarter 2006 Earnings Conference Call
Sterling will host a conference call for investors the morning of January 30, 2007, at 8:00 a.m. PST to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-3564. The continuous replay will be offered through Thursday, March 15, 2007 at 11:59 p.m. PST.
Additionally, Sterling’s 2006 fourth quarter earnings conference call will be available online at the company’s website, www.sterlingfinancialcorporation-spokane.com. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington, is a bank holding company of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices throughout the western region. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is the origination of single-family residential mortgage loans.
ADDITIONAL INFORMATION ABOUT THE NORTHERN EMPIRE TRANSACTION AND WHERE TO FIND IT
On January 10, 2007, Sterling filed an amended registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”), and on January 17, 2007, Sterling and Northern Empire mailed a proxy statement/prospectus to their respective security holders containing information about the transaction. Investors and security holders of Sterling and Northern Empire are urged to read the proxy statement/prospectus and other relevant materials as they become available because they will contain important information about Sterling, Northern Empire and the proposed merger. In addition to the registration statement filed by Sterling and the proxy statement/prospectus mailed to the security holders of Sterling and Northern Empire, Sterling and Northern Empire file annual, quarterly and current reports, proxy statements and other information with the SEC. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the SEC at its website at www.sec.gov. The documents filed by Sterling, may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the SEC by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by Northern Empire may also be obtained by requesting them in writing at Northern Empire Bancshares, 801 Fourth Street, Santa Rosa, CA 95404, or by telephone at (707) 591-9000. In addition, investors and security holders may access copies of the documents filed with the SEC by Northern Empire on its website at www.snbank.com.

Sterling, Northern Empire and their respective officers and directors may be deemed participants in the solicitation of proxies from the security holders of Sterling and Northern Empire with respect to the transactions contemplated by the proposed merger. Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on March 24, 2006. Information regarding Northern Empire’s officers and directors is included in Northern Empire’s proxy statement for its 2006 annual meeting of shareholders filed with the SEC on April 13, 2006. A description of the interests of the directors and executive officers of Sterling and Northern Empire in the merger is set forth in the proxy statement/prospectus mailed to security holders of Sterling and Northern Empire on January 17, 2007, and will be set forth in other relevant documents to be filed with the SEC when they become available.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and Northern Empire, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling’s and Northern Empire’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the managements of Sterling and Northern Empire, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of numerous possible uncertainties.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Sterling and Northern Empire may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of Sterling and/or Northern Empire may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling’s and Northern Empire’s markets could adversely affect operations; and (10) an economic slowdown could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sterling’s and Northern Empire’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s website at www.sec.gov. The documents filed by Sterling, may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the SEC by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by Northern Empire may also be obtained by requesting them in writing at Northern Empire Bancshares, 801 Fourth Street, Santa Rosa, CA 95404, or by telephone at (707) 591-9000. In addition, investors and security holders may access copies of the documents filed with the SEC by Northern Empire on its website at www.snbank.com.
Sterling cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Sterling or Northern Empire or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Sterling does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
Investor Contact:	Sterling Financial Corporation Daniel G. Byrne EVP, Chief Financial Officer 509-458-3711